Filed Pursuant to Rule 424(b)(3)

Registration No.: 333-156252

BIOCANCELL THERAPEUTICS INC.

PROSPECTUS SUPPLEMENT NO. 1, DATED MAY 25, 2011

TO PROSPECTUS DATED APRIL 13, 2011

This prospectus supplement supplements our prospectus dated April 13, 2011, relating to the resale, from time to time, by certain stockholders or their pledgees, donees, transferees, or other successors in interest, of up to 1,872,780 shares of our common stock.

We will not receive any proceeds from any such sale of these shares.

This prospectus supplement is being filed to include the information set forth in the Immediate Report on Form 8-K filed on May 25, 2011, which is set forth below. This prospectus supplement should be read in conjunction with the prospectus dated April 13, 2011 which is to be delivered with this prospectus supplement.

Our common stock is listed on the Tel Aviv Stock Exchange under the ticker symbol “BICL.” On May 24, 2011, the last reported sale price per share of our common stock was 2.076 NIS (approximately $0.59) per share.

Investing in our securities involves a high degree of risk. Before investing in any of our securities, you should read the discussion of material risks in investing in our common stock. See “Risk Factors” on page 4 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 25, 2011 (May 19, 2011)
_______________

BIOCANCELL THERAPEUTICS INC.
 (Exact name of registrant as specified in its charter)

Delaware	333-156252	20-4630076
(State or other jurisdiction of incorporation)	Commission File Number	(IRS Employer Identification No.)

Beck Science Center, 8 Hartom St, Har Hotzvim, Jerusalem, Israel, 97775
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: 972-2-548-6555

(Former name or former address, if change since last report)

Check the appropriate box below if the Form 8-K filing is to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On May 19, 2011, BioCancell Therapeutics Inc. (“the Company”) was notified by the Food and Drug Administration (“the FDA”) that the latter had approved the Company’s requests to change the primary endpoint of its Phase IIb clinical trial of the drug-candidate BC-819 as a treatment for superficial bladder cancer in patients refractory to standard treatment (BCG or chemotherapy) (“the Trial”), and to change the number of patients participating in the Trial.

The primary endpoint had previously been a complete response to BC-819, defined as the complete disappearance of the tumor marker lesion left in the patient’s bladder as part of the clinical trial protocol, as well as the absence of new tumors. The new primary endpoint approved by the FDA, is the absence of new tumors. The change comes as a result of the fact that marker lesions are not used outside the framework of clinical trials, and are therefore less relevant in determining a treatment’s efficacy under market conditions than the prevention of tumor recurrence, which is the main problem facing sufferers of refractory superficial bladder cancer.

The FDA further approved the Company’s request to increase the number of participants in the Trial from 33 to 39 patients (18 in a first treatment group whose results were reported on April 30, 2010, and 21 – instead of 15 – in a second treatment group). The  success criterion will be the absence of new tumors in at least nine members of the second treatment group, and this parameter will also be analyzed for all 39 participants in the Trial. In addition, the Company will carry out all statistical analyses originally planned for the Trial.

As previously reported, following the completion of treatment of the first treatment group, prevention of tumor recurrence was shown in 10 out of 18 patients (56%).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOCANCELL THERAPEUTICS, INC.

Dated: May 25, 2011	By:	/s/ Avraham Hampel
Avraham Hampel
Company Secretary